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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)


                               West Coast Bancorp
             -------------------------------------------------------
                                (Name of Issuer)

                            No Par Value Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   952145 10 0
             -------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)



                                                                     Page 1 of 4
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---------------------------                              -----------------------

  CUSIP No. 952145 10 0                 13G
---------------------------                              -----------------------

---------------------------                              -----------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Thomas W. Healy
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        N/A                                             (a) [ ]
                                                                        (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION        United States Citizen

-------- -----------------------------------------------------------------------
                        5      SOLE VOTING POWER
      NUMBER OF
                               N/A
        SHARES
                        ------ -------------------------------------------------
                        6      SHARED VOTING POWER
     BENEFICIALLY              N/A
       OWNED BY
                        ------ -------------------------------------------------
                        7      SOLE DISPOSITIVE POWER
         EACH                  N/A

      REPORTING
                        ------ -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
        PERSON                 N/A

         WITH
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         N/A
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         N/A
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                                 IN
-------- -----------------------------------------------------------------------


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---------------------------                              -----------------------

  CUSIP No. 952145 10 0                 13G
---------------------------                              -----------------------

---------------------------                              -----------------------

Item 1(a):     NAME OF ISSUER

               WEST COAST BANCORP

Item 1(b):     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               5335 MEADOWS ROAD, SUITE 201, LAKE OSWEGO, OR  98035

Item 2(a):     NAME OF PERSON FILING

               THOMAS W. HEALY

Item 2(b):     ADDRESS OF PRINCIPAL BUSINESS OFFICE

               7545 COOPER POINT ROAD NW, OLYMPIA, WA  98502

Item 2(c):     CITIZENSHIP

               UNITED STATES

Item 2(d):     TITLE OF CLASS OF SECURITIES

               COMMON STOCK

Item 2(e):     CUSIP NUMBER

               952145 10 0

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:        OWNERSHIP

               (a)    Amount Beneficially Owned:

               (b)    Percent of Class

               (c)    Number of Shares as to Which Such Person Has:

                      (i)   sole power to vote or direct the vote:  N/A

                      (ii)  Shares power to vote or direct the vote: N/A

                      (iii) Sole power to dispose or to direct the disposition
                            of: N/A

                      (iv) Shared power to dispose or to direct the disposition of: N/A



Item 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  [X]



                                                                     Page 3 of 4
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--------------------                                        --------------------

CUSIP No. 95214 10 0                  13G
--------------------                                        --------------------

--------------------                                        --------------------


Item 6:        OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON

               NOT APPLICABLE

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

               NOT APPLICABLE

Item 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               NOT APPLICABLE

Item 9:        CERTIFICATION

               NOT APPLICABLE

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



May 5, 1999
------------------------------------
Date


/s/ Thomas W. Healy
------------------------------------
Signature


Thomas W. Healy
------------------------------------
Name/Title



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